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                                                                    EXHIBIT 99.1

               GENENTECH AND NOVARTIS UPDATE EXPECTATIONS FOR FDA
                 REVIEW OF XOLAIR BIOLOGICS LICENSE APPLICATION

SOUTH SAN FRANCISCO, CA and East Hanover, NJ. March 8, 2001 -- Genentech, Inc. (NYSE: DNA) and Novartis Pharmaceuticals Corporation (NYSE: NVS) announced an update on the status of discussions with the U.S. Food and Drug Administration
(FDA) regarding the review of the Biologics License Application for Xolair(TM) (Omalizumab) for the treatment of asthma and allergic rhinitis. The FDA advised the companies that it does not plan to convene the scheduled Pulmonary-Allergy Drugs Advisory Committee (PADAC) meeting on April 26. Therefore, at this time there is not an FDA advisory committee meeting scheduled for the review of Xolair.

It is unknown if the current FDA discussions will impact the approval timing from the agency, but the companies' current plans are based on an expectation for an approval and launch in the latter part of 2001. The companies have been working closely with the FDA during the development of Xolair over the last 7 years and will follow continued guidance from the agency on the review and approval process.

Genentech, Inc., Novartis Pharma AG and Tanox, Inc. are co-developing Xolair. The companies filed a Biologics License Application with the FDA in June 2000 seeking the approval of Xolair.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Fourteen of the currently approved biotechnology products stem from Genentech science. Genentech markets nine biotechnology products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

Located in East Hanover, New Jersey, Novartis Pharmaceuticals Corporation is an affiliate of Novartis AG, a world leader in healthcare with core businesses in pharmaceuticals, consumer health, generics, eye-care, and animal health. In 2000, the Group achieved sales of USD 17.2 billion and invested approximately USD 2.4 billion in R&D. Headquartered in Basel, Switzerland, Novartis employs about 67,600 people and operates in over 140 countries around the world.